Exhibit 99.1

CONTACT:	News Media Aimee Valdez 303/277-6472 Investor Relations Dave Dunnewald 303/279-6565 Kevin Caulfield 303/277-6894	FOR IMMEDIATE RELEASE 10/3/03

Adolph Coors Company Shareholders Approve Delaware Reincorproation

         GOLDEN, Colo. – At a special meeting of shareholders held today at the company’s headquarters, Class A and Class B shareholders voted to approve a proposal that will result in the company changing its place of incorporation from Colorado to Delaware. More than 28 million shares voted in favor of the measure (80 percent of outstanding shares).

         “We’re pleased with the outcome of this vote,” said Peter Coors, Chairman of Adolph Coors Company. “This change will be beneficial to the company and its shareholders through obtaining the benefits of Delaware’s comprehensive, widely used and extensively interpreted corporate law.”

         The reincorporation is anticipated to become effective today, and will not result in any change in the company’s name, headquarters, business, jobs, management, location of offices or facilities, number of employees, taxes payable to the State of Colorado, assets, liabilities or net worth. Also, the company’s Class B common stock will continue to trade on the New York Stock Exchange under the symbol RKY.

         More than half of Fortune 500 publicly traded companies are incorporated in Delaware, and according to the October 2002 Denver Business Journal, seven of Colorado’s top 10 companies (based on number of employees) are incorporated in Delaware.

         Founded in 1873, Adolph Coors Company, the holding company for Coors Brewing Company, is the third-largest U.S. brewer and the world’s eighth-largest brewer. The company sells its products in North America, Europe, Latin America, the Caribbean and Asia. The company’s European subsidiary, Coors Brewers Limited, is the second-

largest brewer in the United Kingdom, with the U.K.’s leading brand, Carling. Adolph Coors Company stock trades on the New York Stock Exchange under the symbol RKY. For more information on Adolph Coors Company, visit the company’s Web site at www.coors.com.

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FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the federal securities laws, commonly identified by such terms as “believes,” “looking ahead,” “anticipates,” “estimates” and other terms with similar meaning. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions.